Exhibit 99.1

EO Charging and First Reserve Sustainable Growth Corp. Mutually Agree to Terminate Business Combination Agreement

LONDON, UK—March 17, 2022 – Juuce Limited, which does business as EO Charging (“EO” or “the Company”), a leading UK-based provider of technology-enabled turnkey solutions for electric vehicle (“EV”) fleets, and First Reserve Sustainable Growth Corp. (“FRSG”) (NASDAQ: FRSG), today announced that the companies have mutually agreed to terminate their previously announced agreement and plan of merger (the “Business Combination Agreement”), effective immediately.

Both parties decided to terminate the Business Combination Agreement as a result of unfavourable market conditions.

“I want to say thank you to our SPAC partner, FRSG, for their guidance over the past year,” said Charlie Jardine, CEO of EO. “We’ve worked tirelessly together to bring this transaction to fruition but, in light of the current market conditions, have decided that this route is no longer in the best interests of the business. This decision has been taken to ensure EO remains in the best possible position to execute on its long-term strategic objectives and take advantage of the remarkable growth potential in this market. It’s our mission to become the global leader in fleet electrification and we continue to demonstrate solid momentum as we head into Q2 2022.”

“We believe EO is a great company with an exciting future ahead of them,” said FRSG management. “The current market conditions have created a challenging environment, impacting high-growth companies. We wish EO every success as they emerge from this period and continue to advance their mission of delivering smart charging technologies and solutions for a greener future.”

About EO

EO Charging (EO) is a leading technology solutions provider in the EV sector. EO deploys EV charging stations, hardware-agnostic cloud-based software, electrical installation, grid upgrades and ongoing service and maintenance for fleets. EO also provides this end-to-end solution for fleets that require mission critical infrastructure.

Founded in 2014, EO’s technology is used by a number of the world’s largest businesses and fleet operators and it now distributes to over 35 countries around the world. It aims to become the global leader in charging electric van, truck, bus and car fleets.

EO was ranked number 27 on the Financial Times’ FT1000 list of Europe’s fastest-growing companies. To learn more, please visit www.EOcharging.com and follow us @EOCharging on Twitter and LinkedIn.

EO Contacts:

For UK Media:

EOCharging@secnewgate.co.uk

For Investors:

ICR, Inc.

eoIR@icrinc.com

For US Media:

ICR, Inc.

eoPR@icrinc.com

About First Reserve Sustainable Growth Corp. (FRSG)

First Reserve Sustainable Growth Corp. (NASDAQ: FRSG) is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FRSG’s aim is to identify opportunities and companies that focus on solutions, processes, and technologies that facilitate, improve, or complement the ongoing transition toward a more sustainable and environmentally-conscious global energy, infrastructure and industrial complex.

About First Reserve (FRSG’s Sponsor)

First Reserve is a private equity firm exclusively focused on investing across diversified energy, infrastructure, and general industrial end-markets. Founded in 1983, First Reserve has 38 years of industry insight, and has cultivated a network of global relationships. First Reserve has raised more than $32 billion of aggregate capital since inception. Its investment and operational experience have been built from over 700 transactions, including platform investments and add-on acquisitions, on six continents. The firm’s portfolio companies have operated globally in over 60 countries and span the entire energy and industrial spectrum.

FRSG contacts:

For Investors:

info@frsgcorp.com

For Media:

Jon Keehner / Julie Hamilton

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449